EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2011	September 30, 2010
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,188,597,825	1,255,219,188
Add — Incremental shares under stock compensation plans	13,524,442	14,960,648
Add — Incremental shares associated with contingently issuable shares	2,754,037	2,572,282
Number of shares on which diluted earnings per share is calculated	1,204,876,305	1,272,752,118

Net income on which basic earnings per share is calculated (millions)	$3,839	$3,589

Less — net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$3,839	$3,589

Earnings per share of common stock:

Assuming dilution	$3.19	$2.82

Basic	$3.23	$2.86

Stock options to purchase 2,038 shares were outstanding as of September 30, 2010, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. There were no stock options outstanding as of September 30, 2011 that were considered antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2011	September 30, 2010
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,205,193,081	1,278,342,335
Add — Incremental shares under stock compensation plans	14,452,890	16,479,905
Add — Incremental shares associated with contingently issuable shares	2,472,033	2,200,028
Number of shares on which diluted earnings per share is calculated	1,222,118,004	1,297,022,268

Net income on which basic earnings per share is calculated (millions)	$10,365	$9,576

Less — net income applicable to contingently issuable shares (millions)	—	0

Net income on which diluted earnings per share is calculated (millions)	$10,365	$9,576

Earnings per share of common stock:

Assuming dilution	$8.48	$7.38

Basic	$8.60	$7.49

Stock options to purchase 42,288 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2010, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.  There were no stock options outstanding as of September 30, 2011 that were considered antidilutive.

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